Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Clean Energy Fuels Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-266631, 333-266632, 333-255959, 333-226656, 333-145434, 333-150331, 333-156776, 333-159799, 333-164301, 333-168433, 333-171957, 333-174989, 333-177043, 333-178877, 333-179223, 333-186705, 333-187456, 333-189925, 333-190536, 333-192221, 333-193243, 333-201379, 333-208868, and 333-211934) on Form S-3 and Form S-8 of our reports dated February 28, 2023, with respect to the consolidated financial statements of Clean Energy Fuels Corp. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Irvine, California

February 28, 2023